Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

C. Allan Ducker, III

Chief Executive Officer

864-306-2540

aducker@csbat.com

COMMUNITYSOUTH FINANCIAL CORPORATION REPORTS

FIRST QUARTER 2009 FINANCIAL RESULTS

Easley, SC — April 29, 2009 — CommunitySouth Financial Corporation (OTCBB: CBSO), parent company of CommunitySouth Bank & Trust, today announced that net loss for the quarter ended March 31, 2009 was $36,000, or $0.01 per diluted share, compared to net income of $341,000, or $0.07 per diluted share, for the previous year first quarter.

Highlights for the first quarter of 2009 include the following:

•                  CommunitySouth’s capital levels exceeded all well-capitalized regulatory standards, with the Bank’s total risk-based capital, Tier 1 risk-based capital, and leverage ratios of 10.70%, 9.43%, and 7.85%, respectively.

•                  Total assets ended the quarter at $385.0 million, an increase of 0.7% from March 31, 2008, but a decline of 0.7% from December 31, 2008. This is reflective of the Company’s strategic focus on bolstering its capital ratios and enhancing overall asset quality as opposed to asset growth.

•                  Total loans grew to $316.6 million at the end of the first quarter of 2009, an increase of 2.2% from March 31, 2008, and a decline of 1.3% from December 31, 2008. At March 31, 2009, non-accrual loans totaled $16.7 million, or 5.3% of total gross loans, and other real estate owned was $1.7 million. Consistent with a continued struggling economy and our detailed analysis of our loan portfolio, we made an additional contribution of $1.3 million to our allowance for loan losses in the first quarter, bringing the total allowance to 2.97% of total loans.

•                  Total deposits increased 3.6% over the same quarter as the previous year, and 8.4% from December 31, 2008. This increase is reflective of our strategy to increase retail core deposits and reduce our Federal Home Loan Bank funding.

•                  Net interest income increased approximately $257,000, or 9.9%, for the quarter ended March 31, 2009 over the same period in the prior year. The increase in net interest income was a result of declining deposit costs.

•                  Loan yields decreased to 5.54% in the first quarter of 2009 from 7.27% in the first quarter of 2008, while borrowing costs decreased to 2.56% from 4.54% for the same period. The decrease in loan yields is mainly due to a reduction in the Prime Lending Rate from 7.25% to 3.25% within the past year, along with an increase in non-accrual loans.

CommunitySouth Reports First Quarter 2009 Financial Results (page 2)

•                  Net interest margin for the quarter ended March 31, 2009 was 3.05%, compared to 2.81% for the same period in the prior year. This improvement is primarily due to lower borrowing costs, resulting from certificates of deposit repricing at a lower rate.

•                  Non-interest income for the quarter ended March 31, 2009 increased approximately $444,000, or 120.0%, over the same period in the prior year. The increase in non-interest income was a result of gains on the sale of securities.

•                  Non-interest expenses totaled $2.4 million for the first quarter of 2009, a 4.3% increase when compared to non-interest expenses for the first quarter of the previous year. Given the current economic conditions, we plan to implement a variety of cost-saving initiatives during the second quarter to increase operating efficiencies. The Company’s efficiency ratio for the quarter ended March 31, 2009 was 65.9%, compared to 78.1% for the same quarter in the previous year.

•                  Annualized return on average assets was -0.04% for the first quarter of 2009, compared to a return of 0.36% for the same period one year ago.

•                  Annualized return on average shareholders’ equity was -0.51% for the quarter ended March 31, 2009, compared to a return of 4.31% for the same quarter in the prior year.

“The first quarter of 2009 continued to present a variety of challenges for CommunitySouth”, said C. Allan Ducker, III, Chief Executive Officer of CommunitySouth. “Driven primarily by a continued slowness in the local real estate market, credit quality further deteriorated as borrowers, especially in the real estate business, are struggling. Despite this stress in the market, we continue to work diligently to balance the needs of our customers with the pressure to enhance credit quality.”

“While the outlook is for the economic environment to remain challenging, we are committed to retrenching and operating with sound banking fundamentals in order to emerge stronger on the other side,” Ducker continued. “Enhancing our capital position to strengthen the Company is job number one. Just as important is asset quality and keeping a firm hand on sound underwriting. Last, but certainly not least, is effectively managing liquidity to ensure that the Bank has the cash flow to meet its demands.”

CommunitySouth’s stock is quoted on the Over the Counter Bulletin Board under the symbol CBSO.

About CommunitySouth Bank & Trust:

CommunitySouth Bank & Trust (OTCBB: CBSO) was founded in 2004 by two local bankers, Allan Ducker and David Miller. The Bank has since grown assets to over $380 million and currently employs more than 90 local banking professionals.

CommunitySouth serves the Upstate region of South Carolina and operates full-service offices in Greenville, Spartanburg, Anderson, Greer, Mauldin and Easley.  The Company also operates full-service mortgage and investment divisions.

CommunitySouth Reports First Quarter 2009 Financial Results (page 3)

CommunitySouth offers a complete line of financial products and services, including Free Checking, Nationwide Free ATMs, Free Refreshment Centers with freshly baked cookies, Free Online Banking & Bill Pay, free business courier service, remote deposit, and commercial and consumer loans.

For more information, call 864-306-2540 or visit www.communitysouthbankandtrust.com.

# # #

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements include but are not limited to (1) statements regarding potential future economic recovery, (2)  statements with respect to CommunitySouth’s plans, objectives, expectations and intentions and other statements that are not historical facts, and (3) other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions.  Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which CommunitySouth conducts operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company’s loan portfolio and allowance for loan losses; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in CommunitySouth’s loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in the U.S. legal and regulatory framework; (5) the risk that the preliminary financial information reported herein by CommunitySouth and the current preliminary analysis of CommunitySouth will be different when the CommunitySouth quarterly report on Form 10-Q is finalized; and (6) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the company.  Additional factors that could cause CommunitySouth’s results to differ materially from those described in the forward-looking statements can be found in CommunitySouth’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).  All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. CommunitySouth does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Summary Consolidated Financial Data

Our summary consolidated financial data as of and for the three months ended March 31, 2009 and 2008 have not been audited but, in the opinion of our management, contain all adjustments necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

	Three Months ended March 31,
(In thousands, except per share dollar amounts)	2009	2008

Summary Results of Operations Data:
Interest income - loans	$4,370	$5,518
Interest income — investments	563	731
Total interest income	4,933	6,249
Interest expense	2,080	3,653
Net interest income	2,853	2,596
Provision for loan losses	1,305	125
Net interest income after provision for loan losses	1,548	2,471
Non-interest income	814	370
Non-interest expense	2,416	2,317
Income (loss) before taxes	(54)	524
Income tax expense (benefit)	(18)	183
Net income (loss)	$(36)	$341

Weighted Average Number of Shares Outstanding:
Basic	4,699	4,699
Diluted	4,699	4,911

Per Share Data:
Net income, basic	$(0.01)	$0.07
Net income, diluted	$(0.01)	$0.07
Book value	$5.99	$6.79

Summary Balance Sheet Data:
Total assets	$384,970	$382,344
Average earning assets	378,947	369,929
Investment securities (1)	49,880	54,182
Other investments (1)	1,824	905
Total loans (2)	316,629	309,670
Allowance for loan losses	9,413	4,289
Total deposits	321,425	310,372
Shareholders’ equity	28,159	31,916

Performance Ratios:
Return on average assets (3)	-0.04%	0.36%
Return on average equity (3)	-0.51%	4.31%
Net interest margin (4)	3.05%	2.81%
Efficiency ratio (5)	65.88%	78.11%

Bank Capital Ratios:
Total risk-based capital ratio	10.70%	10.35%
Tier 1 risk-based capital ratio	9.43%	9.11%
Leverage ratio	7.85%	8.20%

Growth Ratios since March 31, 2008:
Percentage change in total assets	0.69%
Percentage change in loans, gross	2.25%
Percentage change in total deposits	3.56%
Percentage change in shareholders’ equity	-11.77%

Other Data as of March 31, 2009:
Allowance for loan losses to total loans	2.97%
Total loans to total deposits ratio	98.51%

(1)	Marketable securities are stated at fair value. Non-marketable securities are stated at cost.
(2)	Loans are stated at gross amounts before allowance for loan losses.
(3)	The three month period return is annualized and then divided by the average total assets or equity for the three month period.
(4)	The net interest margin is annualized for the three month period.
(5)	Computed by dividing non-interest expense by the sum of net interest income and non-interest income.